Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Philip P. Phillips

President and Chief Executive Officer

(410) 420-9600

MB BANCORP, INC.

APPOINTS JOHN WRIGHT AS NEW CHIEF FINANCIAL OFFICER

November 28, 2016, Forest Hill, Maryland — MB Bancorp, Inc., (the “Company”) (OTCBB: MBCQ), the holding company for Madison Bank of Maryland (the “Bank”), announced today that it has appointed John Wright as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective December 19, 2016.

Phil Phillips, President and Chief Executive Officer of the Company and the Bank, said, “I have had the opportunity to work with John previously, and I am delighted that we were able to convince him to join us at Madison Bank of Maryland. John Wright is an exceptional Chief Financial Officer with a great deal of experience, and we expect him to make a significant contribution to our organization.”

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.  Accordingly, actual results may differ from those expressed in the forward-looking statements.